FARMERS & MERCHANTS BANCORP
                     REPORTS RECORD THIRD QUARTER EARNINGS


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the third quarter ending September 30, 2006. The results represented THE 35TH CONSECUTIVE QUARTER that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $5,333,000 for the quarter ending September 30, 2006. Earnings per share of common stock outstanding for the third quarter were $6.54, up 13.9% from the third quarter of the prior year. In addition, loans outstanding grew 9.6%, total core deposits, excluding public time deposits, increased 5.3%, and total assets at quarter end were $1,415,813,000, up 9.5% over the third quarter of 2005. Return on average assets for the quarter was 1.54%, and return on average equity was 16.8%, an improvement of 108 basis points over the third quarter of the prior year. The Company's loan quality has remained extremely high with non-performing assets, as of September 30, 2006, totaling only 0.01% of loans. In addition, the Company's loan loss reserve is 1.76% of loans.

For the nine month period ending September 30, 2006, net income was $15,364,000 and earnings per share of common stock outstanding were $18.77, an increase of 13.1% over the prior year.

Steinwert stated, "We are pleased with our third quarter results, particularly given the pressures that are being placed on the net interest margins at all banks. Over the past two years, as market interest rates increased substantially, management worked hard to reposition the Bank's balance sheet to reduce potential exposure to net interest income in the event of a flat or declining rate environment. When combined with other initiatives to increase non-interest revenues and pursue operational efficiencies, these balance sheet repositioning strategies should help us achieve our performance objectives throughout the remainder of 2006 and into 2007. Additionally, we are pleased to announce that our 20th branch was opened during October. Located in the Vintners Square shopping center, this branch will allow us to better serve the expanding consumer and small business markets in Lodi. Additional branches in Stockton and Turlock are planned in the near future."


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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central
California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 20 branch offices conveniently located from Sacramento to Turlock.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.